Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193652) on Form S-3 and the registration statements (Nos. 033-60163, 033-72524, 333-112253, 333-125903, 333-166907, and 333-204142) on Form S-8 of Coeur Mining, Inc. (formerly Coeur d’Alene Mines Corporation) of our reports dated [February 10, 2016], with respect to the consolidated balance sheets of Coeur Mining, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Coeur Mining, Inc.

Our report dated February 10, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Coeur Mining, Inc. acquired Wharf during 2015, and management excluded the internal control over financial reporting of Wharf from its assessment of the effectiveness of Coeur Mining, Inc.’s internal control over financial reporting as of December 31, 2015.

/s/ KPMG LLP
Chicago, Illinois
February 10, 2016